Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of SL Green Realty Corp. for the registration of 3,500,000 shares of common stock and to the incorporation by reference therein of our reports dated February 23, 2015, with respect to the consolidated financial statements and schedules of SL Green Realty Corp., and the effectiveness of internal control over financial reporting of SL Green Realty Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

New York, New York	/s/ Ernst & Young LLP
February 26, 2015